Exhibit 10.17

EXECUTIVE TRANSITION AGREEMENT

THIS EXECUTIVE TRANSITION AGREEMENT (this “Agreement”) dated as of November 3, 2021 is made by and between Christopher Gardier (hereinafter referred to as “Executive”) and John B. Sanfilippo & Son, Inc. (hereinafter referred to as the “Company”). Executive and the Company are collectively herein referred to as the “Parties” and individually as a “Party.”

WHEREAS, Executive is currently employed as Senior Vice President, Consumer Sales, of the Company.

WHEREAS, Executive has notified the Company, and the Company and Executive have agreed, that Executive will voluntarily retire on July 22nd, 2022 or such earlier date as may be specified by the Company in its sole discretion and at any time (the “Separation Date”).

WHEREAS, this Agreement sets forth the terms and conditions with respect to the remaining period of employment of Executive with the Company, and the terms and conditions of separation for Executive upon his ceasing to be an employee of the Company.

WHEREAS, Executive acknowledges and agrees that he is not otherwise entitled to continued employment with the Company or the separation payments and benefits contemplated hereby.

WHEREAS, it is contemplated that the Parties execute and deliver the Retirement Agreement and General Release, in the form of Exhibit A attached hereto (the “Retirement Agreement”), on or within seven (7) business days following the Separation Date, subject to the terms and conditions of this Agreement.

WHEREAS, Executive holds a number restricted stock unit awards under the Company’s 2014 Omnibus Incentive Plan, as set forth on Exhibit B attached hereto (as the case may be, the “Outstanding RSU Awards” or the “RSU Award Agreements”).

WHEREAS, Executive is currently a participant in the Sanfilippo Value Added Plan (the “SVA Plan”) in respect of the 2022 fiscal year of the Company at the level of 60 percent of his base salary, which (for the avoidance of doubt) will be based on his base salary paid during fiscal year 2022.

WHEREAS, as of the date of this Agreement, the base salary of Executive is $314,075.93 (the “Current Base Salary”).

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants contained herein, Executive and the Company agree as follows:

Section 1.    Title, Compensation and Benefits Through the Separation Date.

a.

From and after the date hereof, until the Separation Date, Executive shall remain Senior Vice President, Consumer Sales, of the Company and shall report to the Executive Vice President, Sales and Marketing. For the avoidance of doubt, effective on the date hereof, Executive is resigning from all other officer positions (if any) held with or on behalf of the Company. On the Separation Date, Executive will resign from any and all officer or other positions, including Senior Vice President, Consumer Sales, then held with or on behalf of the Company.

b.

From and after the date hereof, until the Separation Date, Executive shall continue to be paid at the Current Base Salary rate, payable in bi-weekly installments, pursuant to the regular and customary payroll practices of the Company and shall also be eligible to participate in the health and welfare benefit programs for non-management personnel. On the Separation Date and thereafter, Executive will be eligible to continue such benefits in accordance with COBRA (as defined herein) and as provided in this Agreement.

c.

Executive is and shall be a participant in the SVA Plan for the 2022 fiscal year of the Company (with a target bonus percentage of 60 percent of his paid base salary during such fiscal year) and thus eligible for an incentive award thereunder, pursuant to the terms and conditions of the SVA Plan. For the avoidance of doubt, any current or prior (already paid) award under the SVA Plan of the Executive shall remain subject to forfeiture, adjustment, repayment or other claw-back as contemplated by the SVA Plan or any other applicable plan or policy of the Company or as required by law. Notwithstanding any provision of the SVA Plan or Guidelines thereunder to the contrary, Executive shall not be eligible for any SVA Plan participation or award in respect of fiscal year 2023 (even if the Separation Date occurs in the 2023 fiscal year of the Company) or for any subsequent or other period.

d.

Executive shall not be entitled to any further restricted stock unit (RSU) grant or equity award in respect of the 2022 fiscal year of the Company or otherwise. However, Executive shall retain the Outstanding RSU Awards, which shall continue to vest until the Separation Date, and such shall be treated in accordance with the respective RSU Award Agreement. Executive acknowledges and confirms that certain Outstanding RSU Awards may or may not vest (or fully vest) and will be forfeited upon the Separation Date, depending upon the timing of the Separation Date. Executive agrees and acknowledges that he is not entitled to (and has not been granted) any other RSU or other such equity awards or grants, other than the Outstanding RSU Awards.

Section 2.    Conditional Separation Payments and Separation Benefits.

a.

In consideration for the promises and covenants of Executive as contemplated by this Agreement and the Retirement Agreement, if the Eligibility Conditions are satisfied, Executive shall be entitled to (i) a severance benefit equal to twenty-four (24) weeks of compensation at the Current Base Salary, which shall be payable as salary continuation commencing within thirty (30) days of the Separation Date (the “Separation Payments”), and (ii) if Executive timely and properly elects continuation coverage under COBRA and is eligible to receive COBRA continuation coverage, the applicable plan premiums shall be fully paid by the

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Company for the period beginning on the Separation Date and ending on the eighteen (18) month anniversary of the Separation Date (the “Separation Benefits”). Amounts payable pursuant to this Section will not be counted for purposes of calculating any pension or retirement benefit and will not be eligible for 401(k) plan contributions. “COBRA” means the requirements of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended.

b.	The Separation Payments and Separation Benefits shall be subject to withholding for federal and state income taxes, FICA, Medicare and any other required deductions.

c.	Executive acknowledges that the Company has no previous or other obligation under any plan, agreement or otherwise to provide him any Separation Payments or Separation Benefits.

d.

Eligibility Conditions shall mean (i) Executive timely executes and delivers this Agreement, and this Agreement becomes effective and is not revoked by Executive as contemplated hereby, (ii) Executive executes and delivers the Retirement Agreement on or within seven (7) business days following the Separation Date, and such becomes effective and is not revoked pursuant to its terms, (iii) Executive does not voluntarily resign or retire before the Separation Date, and the Company has not terminated (and does not have any basis to terminate) Executive for Cause on or prior to the Separation Date, and (iv) Executive complies with the terms and conditions of this Agreement, the Retirement Agreement and the RSU Award Agreements. “Cause” shall be defined for all purposes connected with Executive’s separation from employment with the Company under this Agreement, the Retirement Agreement, the RSU Award Agreements or otherwise as the occurrence of any of the following: (i) Executive’s willful failure to substantially perform his duties (other than as a result of physical or mental illness or injury) that causes demonstrable material harm to the Company; (ii) Executive’s willful gross misconduct or gross negligence that causes demonstrable material harm to the Company; (iii) Executive’s willful breach of his fiduciary duty or duty of loyalty to the Company that causes demonstrable material harm to the Company; or (iv) the indictment of Executive or a plea of guilty or nolo contendere by Executive to any felony or other serious crime involving moral turpitude; provided that with respect to the events in clauses (i), (ii) and (iii) the Company shall have delivered written notice to Executive of its intention to terminate his employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate Executive’s employment for Cause and Executive shall not have cured any such circumstances within thirty (30) days following the Company’s delivery of such written notice. For purposes of the foregoing, no act or failure to act shall be treated as “willful” unless done, or omitted to be done, by Executive not in good faith and without the reasonable belief that Executive’s action or omission was in the best interest of the Company. To the extent there is any inconsistency or ambiguity between the definition of “Cause” contained in this Section 2(d), and the Retirement Agreement, the RSU Award Agreements, or other policy, plan, document or agreement sought to be relied on by the Company, the definition of Cause in this Section 2(d) shall govern.

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e.

Upon any breach by Executive of any of his obligations under this Agreement, the Retirement Agreement or any RSU Award Agreement, the obligations of the Company to make or continue making or providing Separation Payments and Separation Benefits shall terminate, and Executive shall repay to the Company (within thirty (30) days of notice of any such breach by the Company) any and all previously paid Separation Payments and Separation Benefits, less $1,000, which residual amount Executive agrees constitutes sufficient consideration for his release of claims under this Agreement and the Retirement Agreement, as the case may be, which shall remain in full force and effect.

Section 3.    Transition Duties and Cooperation with Transfer of Knowledge. Executive shall perform the duties and responsibilities assigned to him from time to time by the Company until the Separation Date. Executive will use his reasonable best efforts to help ensure a smooth transition of his duties and responsibilities to other employees of the Company, including the employee or employees hired and/or promoted to replace Executive, and assist with projects and questions in regard to all matters relating to the transfer of his responsibilities and knowledge regarding the Company and its activities. Specifically, Executive also shall work on the matters set forth on Exhibit C hereto. For the avoidance of doubt, Executive may continue to work from home and his primary work location shall be the same.

Section 4.    Final Compensation. On the first regularly scheduled payday following the Separation Date, Executive shall receive any accrued but unpaid wages and any earned but unused vacation and/or PTO days. These amounts shall be provided to Executive in his usual method of receiving payroll monies from the Company and are not contingent upon Executive entering this Agreement or the Retirement Agreement.

Section 5.    Return of Property. Executive agrees that on or before the Separation Date (or prior thereto, as and when the Company so directs) he will: (a) return any Company documents, property, and computerized information including but not limited to the following: keys, client lists, cell phone, laptop, and any other confidential or Company information or property that Executive possesses; and (b) will review all of Executive’s personal devices, accounts, servers, drives, and external methods of storage used for accessing, reviewing, storing, or otherwise manipulating Company information and documents, including but not limited to mobile phones, laptops and desktop computers, cloud accounts and other method of off-site information storage, servers, tapes, discs and other recordings (“Personal Devices and Accounts”) and will permanently delete or cause to be permanently deleted from such Personal Devices and Accounts all Company information and documents, including but not limited to all Confidential Information found on such Personal Devices and Accounts. However, nothing in this Agreement shall be construed to supersede or otherwise diminish any right or obligation under any confidentiality agreement or other restrictive covenant signed by Executive relating to his employment with the Company. Executive affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with company policies and his contractual obligations relative to confidential and proprietary information that were in effect at the time of his employment by the Company.

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Section 6.    Preliminary Release.

a.

Executive hereby RELEASES the Company, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past and present officers, directors, partners, agents, representatives, attorneys and employees (collectively the “Releasees” for purposes of this release), from any and all claims, demands or causes of action which Executive, or his heirs, executors, administrators, agents, attorneys, representatives or assigns, have, had or may have against the Releasees, based on any events or circumstances arising or occurring prior to and including the date of execution by Executive of this Agreement, to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to his employment or anticipated retirement and separation from employment by the Company or any rights of continued employment by the Company (collectively, the “Released Claims”); PROVIDED, HOWEVER, that Executive is not waiving, releasing or giving up (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right to vested benefits, including under any pension or savings plan; (c) any claim or right to continued benefits in accordance with COBRA; (d) any claim or right to enforce the terms of this Agreement, the Retirement Agreement or the RSU Award Agreements or to any bonus under (but pursuant to the terms of) the SVA Plan for fiscal year 2022 of the Company; (e) any other right or claim that arises after the date Executive signs this Agreement, except as may be set forth in the Retirement Agreement; (f) any right to indemnification (and related advancement of expenses) Executive may have under applicable laws, the applicable constituent documents (including bylaws and certificate of incorporation) of the Company or its subsidiaries, or any applicable D&O insurance policy that the Company may maintain; and (g) any other claim or right which cannot be waived as a matter of law. In the event any claim or suit is filed on his behalf against the Company or any Releasees by any person or entity, Executive waives any and all rights to receive monetary damages or injunctive relief in favor of Executive from or against the Company or any Releasees.

b.

Executive agrees and acknowledges: that this Agreement is intended to be a general release that extinguishes all claims by Executive against the Releasees that are Released Claims as defined above; that Executive is waiving any Released Claims arising under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois

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Equal Pay Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Family Military Leave Law, the Illinois Whistleblower Act, the Illinois Biometric Information Privacy Act, and all other federal, state and local statutes, ordinances and common law, including but not limited to any and all claims alleging personal injury, emotional distress or other torts, and discretionary bonuses and discretionary payments, to the fullest extent permitted by law; that Executive is waiving all Released Claims against the Releasees, known or unknown, arising or occurring prior to and including the date of his execution of this Agreement; that the consideration that Executive will receive in exchange for his waiver of the Released Claims specified herein plus the Released Claims specified under the Retirement Agreement exceeds anything of value to which Executive is already entitled; that Executive was hereby informed by the Company in writing to consult with an attorney; that Executive has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of his choosing; and that Executive has had a reasonable period of time within which to consider this Agreement. Executive represents that he has not assigned any claim against the Releasees to any person or entity; that Executive has no right to any future employment by the Company; as of the date hereof; Employee has received all compensation, benefits, remuneration, accruals, contributions, reimbursements, bonuses, vacation pay, and other payments, leave and time off then due; and that Executive has not suffered any injury that resulted, in whole or in part, from his work at the Company that would entitle Executive to payments or benefits under any applicable Worker’s Compensation Act.

c.

Executive understands that nothing contained in this Agreement limits his ability to make truthful statements or disclosures about alleged unlawful conduct or practices, to communicate with, or file a complaint or charge with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”), the Labor Commissioner’s Office, or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”), or otherwise participate in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct, alleged unlawful conduct, or alleged unlawful employment practices including sexual harassment, to otherwise participate in any investigation or proceeding that may be conducted by Governmental Agencies, including providing documents or other information without notice to the Company, or to request or receive confidential legal advice; provided, however, that Executive shall not disclose information that is protected by the attorney client privilege, except as expressly required by law. In the event any claim or suit is filed on behalf of Executive against any of the Releasees by any person or entity, including, but not limited to, by any Governmental Agency concerning the Released Claims, Executive waives any and all rights to recover monetary damages or injunctive relief in his favor concerning the Released Claims; provided, however, that this Agreement does not limit the right of Executive to receive an award from the SEC or DOJ or any other regulatory agency for information provided to the SEC or DOJ or such other regulatory agency.

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d.

This Agreement does not constitute an admission by any of the Releasees that any action that any of them took with respect to Executive was wrongful, unlawful or in violation of any local, state, federal, or international act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation.

e.

Executive represents and warrants that Executive has not engaged in any unlawful or fraudulent conduct in connection with his employment or duties with the Company; that he is not aware of any violation by the Company of any applicable law, rule, regulation and/or binding legal guidance; and that he is not aware of any material non-compliance by the Company with any applicable accounting or professional responsibility rule, practice and/or principle.

Section 7.    Confidentiality of Agreement. Executive acknowledges and agrees that the existence of and the terms of this Agreement and the Retirement Agreement will be kept confidential, and that Executive will not hereafter disclose any information concerning this Agreement or the Retirement Agreement to any third person except his immediate family, his attorney, paid accountant for tax purposes, his financial advisor or as otherwise required by law. Executive further agrees that in the event he discloses the terms of this Agreement or the Retirement Agreement to his immediate family, attorney, accountant or financial advisor, he will instruct them not to reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or the Retirement Agreement or any part thereof or thereof or any matters, factual or legal, contained in the Agreement or the Retirement Agreement (except as may be allowed under the agreement or required by legal process) to any other person or to any member(s) of the public, or to any newspaper, magazine, radio station, television station, Internet website, or to any future, current or former employee, representative, agent, customer, creditor, or competitor of the Company without the express written consent of the Company.    The Company agrees to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement except to his attorneys, tax consultants, to effectuate the terms of this Agreement, or as otherwise required by law.

Section 8.    Tax Obligations. Executive acknowledges and agrees that he shall be solely responsible for all tax obligations that he would individually or personally owe to any taxing authority resulting from each and every term of consideration provided in this Agreement or the Retirement Agreement by the Company, and shall indemnify and hold harmless the Company (including its employees, agents, owners and officers) from all tax consequences that he is personally responsible for related to the payments and benefits provided to Executive pursuant to this Agreement or the Retirement Agreement.

Section 9.    Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In no event whatsoever shall Company be liable for

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any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment”, “retirement” or like terms shall mean “separation from service.” For purposes of Code Section 409A, the right of Executive to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. If, at the time Executive becomes entitled to payments and benefits under this Agreement (for purposes of this Section, the “Severance Payment”), Executive is a “specified employee” (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time), then, notwithstanding any other provision herein to the contrary, the following provision shall apply: (i) no Severance Payment considered by the Company in good faith to be deferred compensation under Code Section 409A that is payable upon the separation of Executive from service (as defined and determined under Code Section 409A), and not subject to an exception or exemption thereunder, shall be paid to Executive until after the date that is six (6) months after his effective date of termination; (ii) any such Severance Payment that would otherwise have been paid to Executive during this six-month period shall instead be aggregated and paid to Executive on or as soon as administratively feasible after the date that is six (6) months and one day after his effective date of termination, but not later than 60 days after such date; and (iii) any Severance Payment to which Executive is entitled to be paid after the date that is six (6) months after his effective date of termination shall be paid to Executive in accordance with the terms of thereof.

Section 10.    Complete Agreement. Executive acknowledges that this Agreement, the RSU Award Agreements and the Retirement Agreement, contain the entire understanding between the Parties concerning the continuation and cessation of his employment with the Company and, except as stated specifically herein or therein, supersede any prior agreements, statements, comments, or proposals between the Parties. For the avoidance of doubt, this Agreement shall not be construed to supersede or diminish any right or obligation of Executive or the Company under or pursuant to the RSU Award Agreements unless explicitly stated herein.

Section 11.    Miscellaneous.

a.

Executive acknowledges and agrees that in signing this Agreement, he does not rely and has not relied on any representation or statement by the Company or any other person or their respective agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

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b.	Executive acknowledges that this Agreement may not be supplemented or modified between the Parties except by written Agreement between the Parties.

c.

This Agreement and the Retirement Agreement shall be binding upon Executive and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and the other Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement may not be assigned by Executive without the prior express written consent of the Company. Notwithstanding the above, however, in the event of Executive’s death after he signs this Agreement or the Retirement Agreement, as applicable, each agreement shall inure to the benefit of his heirs, estate or other legal beneficiaries.

d.

This Agreement is made and entered into in the State of Illinois and shall in all respects be interpreted, enforced and governed under the laws of the State of Illinois, without regard to the choice of law provisions of any state. Any disputes relating to this Agreement shall be maintained exclusively in state court located in Kane County, Illinois or federal court in the United States District Court for the Northern District of Illinois, Eastern Division, and Executive submits to the personal jurisdiction of such courts for this purpose.

e.

Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not be a part of this Agreement. The Parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce the Agreement as modified.

Section 12.    Consideration & Revocation Period.

a.

Executive acknowledges and agrees that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement and that he has been given a period of at least twenty-one (21) days within which to consider this Agreement prior to signing below.

b.

Executive acknowledges and agrees that he may revoke this Agreement within seven (7) days after its signing by him and that in no event shall this Agreement become effective until eight (8) days after the date on which Executive signs below. Any revocation must be made in writing and should be directed to: John B. Sanfilippo & Son, Inc., 1703 N. Randall Road, Elgin, Illinois 60123, c/o Julia Pronitcheva via certified mail. This Agreement will become effective, if not sooner revoked, on the eighth (8th) day after Executive signs it.

Section 13.    Understandable Language. Every attempt has been made to set forth the terms of this Agreement with understandable language. Executive acknowledges that this Agreement is written in a manner that he understands, that he does understand the terms of this Agreement, that

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he is waiving and releasing all Released Claims he may have against the Company including but not limited to age discrimination claims under all applicable laws, that he is not waiving or releasing claims that may arise after his execution of this Agreement, and he has been advised to consult with an attorney before executing this Agreement. The Company has advised Executive not to sign this Agreement unless and until he understands each and every sentence, paragraph, or part of this Agreement.

Section 14.    Execution in Counterparts and Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same consent notwithstanding that all Parties are not signatory to the same counterpart. The delivery of copies of this Agreement and of signature pages by electronic mail, pdf or facsimile transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes, including use in any litigation or legal proceeding. Signatures of the Parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes, including use in any litigation or legal proceeding.

Section 15.    Voluntary Execution. Executive acknowledges and agrees that he has carefully read and fully understands all of the provisions and effects of this Agreement. Executive further acknowledges that he considers this Agreement to be in his best interest; that he has signed this Agreement intending to be legally bound hereby; and that he voluntarily enters into this Agreement by signing this Agreement below.

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John. B. Sanfilippo & Son, Inc.		Christopher Gardier

By:	/s/ Julia Pronitcheva	By:	/s/ Christopher Gardier
Title:	VP, Human Resources	Dated:	November 4, 2021
Dated:	November 5, 2021

[Signature Page to Executive Transition Agreement]

EXHIBIT A

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (this “Agreement”) is made and entered into effective July 22nd, 2022 (the “Separation Date”), by and among John B. Sanfilippo & Son, Inc. (hereinafter referred to as the “Company”) and Christopher Gardier (hereinafter referred to as “Executive”). The Company and Executive are collectively referred to herein as the “Parties” and individually as a “Party.”

This Agreement is being entered into as contemplated by that certain Executive Transition Agreement dated as of November 3rd, 2021 by and between the Company and Executive (the “Transition Agreement”). Unless otherwise specified, all capitalized terms have the meanings ascribed to them in the Transition Agreement.

RECITALS

WHEREAS, Executive is resigning from all officer positions with the Company and its subsidiaries and will retire as an employee of the Company on the date hereof by mutual agreement of the parties.

WHEREAS, the Company is engaged in the business of (among other things) manufacturing, processing, marketing and distributing edible nuts and nut-related products, fruit and nut-based snacks, and related products;

WHEREAS, the Company may, after this Agreement is signed, enter into new lines of business and/or launch new products about which Executive was privy to Confidential Information or Trade Secrets at any time during his employment, and the Parties intend that Executive shall not use of disclose such Confidential Information and Trade Secrets for the benefit of any person or entity other than the Company;

WHEREAS, Executive hereby acknowledges that the industry in which the Company competes is extremely competitive, and that the Company expends substantial monies and other resources to develop and maintain its product information, as well as its customer relationships, which Executive understands and acknowledges are near-permanent, and developed through significant costs incurred by the Company;

WHEREAS, the Company has policies to help ensure that its operations, activities, marketing strategies, product information, including products under research and development, pricing information, contract terms, business affairs and customer information are kept confidential;

WHEREAS, Executive, through his employment, was granted extensive access to the aforementioned categories of confidential and proprietary information, which Executive would not have had access to but for his employment with the Company; and

WHEREAS, Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration, and that the Separation Payments and Separation Benefits are a material inducement for the Executive to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

SECTION 1.     CONSIDERATION

Executive acknowledges and agrees that in consideration for the Separation Payments and Separation Benefits, Executive will be bound by, and comply in all respects with, the provisions of this Agreement and the Transition Agreement.

SECTION 2.     RESIGNATION FROM OFFICES; EMPLOYEE STATUS

Executive hereby resigns from any and all officer positions with the Company and its subsidiaries, including from his position as Senior Vice President, Sales, of the Company, and from any governing body of which Executive serves as the designee or other representative of the Company, effective as of the Separation Date. Executive agrees to promptly sign all appropriate documentation, if any, prepared by the Company to facilitate the resignations contemplated by this Section.

SECTION 3.     ACCRUED OBLIGATIONS AND VESTED BENEFITS

The payments and benefits set forth in this Section have been paid or will be paid and provided to Executive whether or not Executive signs and/or revokes this Agreement:

a.	Final Wages. The Company has paid or will pay to Executive his base salary through the Separation Date.

b.	Accrued Vacation. The Company has paid or will pay Executive all earned and accrued but unused PTO through the Separation Date.

c.	Qualified Retirement Plan. The 401(k) plan benefits of Executive will be payable in accordance with applicable plan documents.

d.

Reimbursement of Expenses. The Company has paid or will pay Executive in accordance with its reimbursement policy for all business expenses which Executive properly incurred in connection with his work for the Company through the Separation Date.

SECTION 4.     GENERAL RELEASE

a.

In consideration for the Separation Payments and Separation Benefits, Executive hereby RELEASES the Company, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past and present officers, directors, partners, agents, representatives, attorneys and employees (collectively included in the term “Releasees” for purposes of this release), from any and all claims, demands or causes of action which Executive, on behalf of himself and his heirs, executors, administrators, agents, attorneys, representatives or assigns, have, had or may have against the Releasees, based on any events or circumstances arising or occurring prior to and including the date of execution by Executive of this Retirement Agreement, to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to his employment or anticipated retirement and separation from employment by the Company, any rights of continued employment, reinstatement or reemployment by the Company (collectively, the “Released Retirement Agreement Claims”); PROVIDED, HOWEVER, that Executive is not waiving, releasing or giving up (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right to vested benefits, including under any pension or savings plan; (c) any claim or right to continued benefits in accordance with COBRA; (d) any claim or right to enforce the terms of this Retirement Agreement, the Transition Agreement or the RSU Award Agreements or to any bonus under (but pursuant to the terms of) the SVA Plan for fiscal year 2022 of the Company; (e) any right to indemnification (and related advancement of expenses) Executive may have under applicable laws, the applicable constituent documents (including bylaws and certificate of incorporation) of the Company or its subsidiaries, or any applicable D&O insurance policy that the Company may maintain; (f) any right or claim that arises after the date Executive signs this Agreement; and (g) any other claim or right which cannot be waived as a matter of law.

b.

Executive agrees and acknowledges: that this Agreement is intended to be a general release that extinguishes all claims by Executive against the Releasees that are Released Retirement Agreement Claims, as defined above; that Executive is waiving any Released Retirement Agreement Claims arising under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Equal Pay Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Family Military Leave Law, the Illinois Whistleblower Act, the Illinois Biometric Information Privacy Act, and all other federal, state and local statutes, ordinances and common law, including but not limited to any and all claims alleging personal injury, emotional distress or other torts, and discretionary bonuses and discretionary payments, to the fullest extent permitted by law; that Executive is waiving all Released Retirement Agreement Claims against the Releasees, known or unknown, arising or occurring prior to and including the date of his execution of this Agreement; that the consideration that

Executive will receive in exchange for his waiver of the Released Retirement Agreement Claims specified herein exceeds anything of value to which Executive is already entitled; that Executive was hereby informed by the Company in writing to consult with an attorney; that Executive has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of his choosing; and that Executive has had a reasonable period of time within which to consider this Agreement. Executive represents that he has not assigned any claim against the Company to any person or entity; that Executive has no right to any future employment by the Company; that Executive has received all compensation, benefits, remuneration, accruals, contributions, reimbursements, bonuses, vacation pay, and other payments, leave and time off due other than contemplated by this Agreement; and that Executive has not suffered any injury that resulted, in whole or in part, from his work at the Company that would entitle Executive to payments or benefits under any applicable Worker’s Compensation Act.

c.

Executive understands that nothing contained in this Agreement limits his ability to make truthful statements or disclosures about alleged unlawful conduct or practices, to communicate with, or file a complaint or charge with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”), the Labor Commissioner’s Office, or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”), or otherwise participate in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct, alleged unlawful conduct, or alleged unlawful employment practices including sexual harassment, to otherwise participate in any investigation or proceeding that may be conducted by Governmental Agencies, including providing documents or other information without notice to the Company, or to request or receive confidential legal advice; provided, however, that Executive shall not disclose information that is protected by the attorney client privilege, except as expressly required by law. In the event any claim or suit is filed on behalf of Executive against any of the Releasees by any person or entity, including, but not limited to, by any Governmental Agency concerning the Released Retirement Agreement Claims; Executive waives any and all rights to recover monetary damages or injunctive relief in his favor concerning the Released Retirement Agreement Claims; provided, however, that this Agreement does not limit the right of Executive to receive an award from the SEC or DOJ or any other regulatory agency for information provided to the SEC or DOJ or such other regulatory agency.

SECTION 5.     TRADE SECRETS AND CONFIDENTIAL INFORMATION

a.

Trade Secrets. As used herein, the term “Trade Secrets” shall include any information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or business entities who can obtain economic value from its disclosure or use. As used herein, Trade Secrets shall not include information which is known, or shall become known through no fault of the Executive, to the public or generally known within the industry of businesses comparable to the Company.

All Trade Secrets imparted to Executive by the Company, or otherwise obtained by Executive, at any time, relating to its business operations, product data, customer or prospect lists or information, procurement data or practices, customer specification information and related data, pricing and cost data, marketing information, computer programs, business strategies, information regarding products under research and development, recipes, product formulae, manufacturing processes and any other such proprietary and confidential information was revealed and entrusted to Executive in confidence, solely in connection with and for the purpose of employment on behalf of the Company. Executive agrees that Trade Secrets are and remain the sole property of the Company.

Executive shall not at any time, directly or indirectly, divulge any Trade Secrets to any other person or business entity, nor use or permit the use of any Trade Secrets.

Upon or before the Separation Date, Executive shall: (a) promptly tender to the Company all documents, lists, records, cellular or handheld devices, computers, computer stored media and data (with accompanying passwords) and any other items, and reproductions thereof, of any kind in his possession or control containing Trade Secrets; and (b) review all of Executive’s personal devices, accounts, servers, drives, and external methods of storage used for accessing, reviewing, storing, or otherwise manipulating Company information and documents, including but not limited to mobile phones, laptops and desktop computers, cloud accounts and other method of off-site information storage, servers, tapes, discs and other recordings (“Personal Devices and Accounts”) and will permanently delete or cause to be permanently deleted from such Personal Devices and Accounts all Company information and documents, including but not limited to all Confidential Information found on such Personal Devices and Accounts.

The Company provides notice to Executive pursuant to the Defend Trade Secrets Act that:

i.

An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

ii.

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

b.

Confidential Information. As used herein, the term “Confidential Information” shall include Trade Secrets any and all other confidential and/or proprietary information that does not rise to the level of Trade Secrets that was imparted, revealed and/or entrusted to Executive by the Company in confidence. Confidential Information that is not Trade Secrets includes, but is not limited to, information regarding its operations, marketing strategies, customer lists and prospects, procurement processes, product information regarding products under research and development, methods of doing business, accounting and legal information.

All Confidential Information imparted to Executive by the Company, or otherwise obtained by Executive, at any time, was revealed and entrusted to Executive in confidence, solely in connection with and for the purpose of employment on behalf of the Company. Executive agrees that Confidential Information is and remains the sole property of the Company.

Executive agrees that following his termination of employment, he will not divulge, either directly or indirectly, any Confidential Information to any other person or business entity, nor use or permit the use of any Confidential Information.

Upon or before the Separation Date, Executive shall promptly tender to the Company all Company property, documents, lists, records, cellular or handheld devices, computers, computer stored media and data (with accompanying passwords) and any other items, and reproductions thereof, of any kind in his possession or control containing Confidential Information, except as expressly permitted by the Company in connection with and during Executive continuing to serve as a consultant to the Company.

SECTION 6.     PROHIBITIONS REGARDING THE COMPANY CUSTOMERS, EXECUTIVES AND UNFAIR COMPETITION

a.

Restrictions as to the Company Customers. Executive understands and agrees that the business relationships and goodwill now existing with respect to the prospects and customers of the Company, whether or not created by Executive, and all such relationships and goodwill which may hereafter be created or enhanced, are the property of the Company. Accordingly, Executive agrees that, for a period of 12 months from the Separation Date, Executive shall not solicit business, directly or indirectly, from any customer of the Company with whom Executive had contact in any capacity, or learned information about, at any time during the 24 months prior to his separation from employment at the Company, except on behalf of the Company. This restriction includes soliciting business, selling products, providing services or otherwise dealing with the Company customers if such activities are related to the manufacture, processing and/or distribution of edible nuts and nut meats, fruit and nut-based snacks, and related products such as produce nuts and nut clusters, except on behalf of the Company. Executive also shall not, directly or indirectly, assist any other person, firm, corporation or business entity in performing any of the aforesaid acts, which includes, but is not limited to, acting as a broker or consultant. This provision shall not restrict Executive from dealing with such customers to the extent his dealings are in no way related to the types of products or businesses of the Company. It is agreed this restriction is reasonable and necessary to protect the goodwill and confidential information of the Company.

b.

Restriction as to Solicitation of Company Employees. For a period of 12 months from the Separation Date, Executive shall not solicit, hire or cause to be hired any employees of the Company for employment in any line of business or attempt to induce or encourage any such employee to leave the employ of the Company. Executive also agrees not to make such solicitations indirectly. Executive also agrees not to aid or assist any other person, firm, corporation or other business entity to do any of the aforesaid acts. This applies to actions Executive may take in any capacity, including, but not limited to, as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, servant, employee, or in any other capacity. It is agreed this restriction is reasonable and necessary to protect the goodwill and confidential information of the Company.

c.

Restrictions as to Employment with the Company Competitors. For a period of 12 months from the Separation Date, Executive agrees not to work with or render services or provide assistance to, directly or indirectly, any entity or third party that competes or could compete with the Company in the manufacture, processing and/or distribution of edible nuts and nut meats, fruit and nut-based snacks, and related products such as produce nuts (the “Company Products”), in a capacity whereby the Trade Secrets and/or Confidential Information of the Company would reasonably be considered to be useful to the entity or to such other third party in order to compete against the Company or become a competitor of the Company or in any way related to the procurement of nuts (“Company Competitor”). Executive acknowledges that the business of the Company extends throughout the United States (“U.S.”) and that, in order to protect the Company from unfair competition, this restriction shall apply throughout the U.S. Executive acknowledges that this restriction is necessary to protect the Company from the disclosure and use of its competitively sensitive Confidential Information and Trade Secrets. This provision shall not preclude the Executive from working for a the Company Competitor if the proposed responsibilities of Executive do not involve the manufacture, processing, marketing, procurement and distribution of the Company Products and whereby Executive is not engaged in a capacity whereby the Trade Secrets and/or Confidential Information of the Company would reasonably be considered to be useful to the entity or to such other third party in order to compete against the Company or become a competitor of the Company.

Executive agrees to notify the Company in writing in advance of accepting future employment in the event his or her prospective employer is involved or reasonably could be involved in the manufacture, processing and/or distribution of the Company Products.

d.

Non-Disparagement. Subject to Section 4(c), Executive agrees not to willingly or knowingly make any statement or criticism which would reasonably be expected to cause the customers, suppliers, clients, directors or officers of the Company embarrassment, humiliation or otherwise cause or contribute to its customers, suppliers, clients, directors or officers being held in disrepute by the public or by the clients, customers, suppliers or employees of the Company, except as required by law. Executive agrees not to willingly or knowingly make any statement or criticism which would reasonably be expected to cause the Company embarrassment, humiliation or otherwise cause or contribute to the Company being held in disrepute by the public or the clients, customers, suppliers or employees of the Company. If the Company or any Releasee receives a reference request regarding Executive, each will refer the inquiry to the Company’s Human Resources Department, which will confirm only dates of employment and positions held, consistent with Company policy.

e.

Reasonableness of Restrictions. The Parties have endeavored in this Agreement to limit the activities of Executive only to the extent necessary to protect the Company from unfair competition in its line of business. Accordingly, if the scope or enforceability of the restrictive covenants contained herein is called into question, they agree that a court or other tribunal may modify and enforce the restrictions to the extent necessary to protect the Company.

SECTION 7.     COOPERATION

Following the Separation Date, Executive agrees to cooperate fully with the Company in the defense, prosecution or conduct of any claims, actions, investigations, or reviews now in existence or which may be initiated in the future against, involving or on behalf of the Company or any subsidiary which relate to events or occurrences that transpired while Executive was employed by the Company (“Cooperation Matters”). The cooperation of Executive in connection with such Cooperation Matters will include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested. The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with such cooperation with respect to such Cooperation Matters.

SECTION 8.     RIGHTS AND REMEDIES UPON BREACH OF THE RESTRICTIVE COVENANTS

If Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Company shall have the right and remedy to (among other things) have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond. The Parties agree that any breach or threatened breach of the restrictive covenants would cause irreparable injury to the Company, would be difficult to calculate with certainty, and that money damages would not alone provide an adequate remedy to the Company. The Company shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.

SECTION 9.     OBLIGATION TO NOTIFY FUTURE EMPLOYERS

For the period of 12 months following the Separation Date, Executive agrees to (a) inform each new prospective employer, prior to accepting employment, of the existence of this Agreement, and (b) provide that prospective employer with a copy of this Agreement. Executive further agrees that the Company may send a copy of this Agreement to the employer or otherwise inform the employer of its terms.

SECTION 10.     ACCEPTANCE

Executive may accept this Agreement by delivering a signed original of this Agreement to the Vice President, Human Resources, of the Company on or within seven (7) business days following the Separation Date, which Executive acknowledges is more than twenty-one (21) calendar days after his receipt of this Agreement. Executive may decide to sign this Agreement before the 21-day review period expires, but no earlier than the Separation Date, provided, however, his signing this Agreement in accordance with this Section 10 will be final and binding upon him on the date of his execution of this Agreement, with the exception of the waiver by Executive of claims brought under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), which will become final and binding upon him (in each case) unless Executive rescinds this Agreement within the revocation period referenced in Section 11 below. If Executive fails to return an executed original of this Agreement in the required timeframe referenced in this Section, the Parties will have no obligation under this Agreement, the Executive shall not (among other things) be entitled to the Separation Payments and the Separation Benefits, and this Agreement will be considered null and void.

SECTION 11.     REVOCATION

Executive may revoke his waiver of claims under the ADEA and OWBPA within seven (7) calendar days after Executive executes this Agreement by delivering a written notice of revocation of his waiver of such claims to the Vice President, Human Resources, of the Company. The revocation of ADEA/OWBPA claims must be received no later than the close of business on the seventh (7th) calendar day after Executive signs this Agreement. The waiver by Executive of claims under the ADEA and OWBPA will not become effective or enforceable until the eighth (8th) calendar day after Executive signs this Agreement. If Executive revokes his waiver of claims under the ADEA/OWBPA within the 7-day revocation period in either instance, (i) his waiver of claims under the ADEA and OWBPA set forth in Section 4 of this Agreement will be null and void; and (ii) Executive will forfeit all payments and benefits contemplated by the Transition Agreement and will instead receive a payment of one thousand dollars ($1,000.00), payable as a lump sum within thirty (30) days of the receipt by the Company of the revocation by Executive, which residual amount Executive acknowledges and agrees constitutes sufficient consideration for the remaining promises set forth in this Agreement, which will continue in full force and effect in the event of such revocation by Executive.

SECTION 12.     AMENDMENT

This Agreement may be amended only in a writing signed by both the Executive and one of the Chief Executive Officer, Chief Financial Officer or Vice President, Human Resources of the Company.

SECTION 13.     SURVIVAL OF PROVISIONS

Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

SECTION 14.     SEPARABILITY AND MODIFICATION

If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require. This Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Company and the Executive hereby agree that the restrictive covenants set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.

SECTION 15.     BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns, provided that this Agreement is not assignable by Executive.

SECTION 16.     NO WAIVER

No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising any right, power or remedy hereunder shall operate as a waiver thereof.

SECTION 17.     ALL OTHER LEGAL RIGHTS RESERVED TO THE COMPANY

Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections available to the Company, including, but not limited to, an action under the Illinois Trade Secrets Act, where it provides the Company with broader protection than that provided herein.

SECTION 18.     GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed in all respects by the laws of the State of Illinois. Any disputes arising under this Agreement shall be tried exclusively in the courts sitting within the State of Illinois. Executive consents and submits his or her person to the jurisdiction of any such court for such purpose.

SECTION 19.     COUNTERPARTS

This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.

SECTION 20.     ENTIRE AGREEMENT

The provisions of this Agreement, the Transition Agreement and the RSU Award Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede any prior agreements or understandings pertaining to said subject matter. Further, the parties acknowledge that there are no prior or contemporaneous oral or written representations, promises or agreements not expressed or referred to herein or therein. Should this Agreement come before any court for interpretation or enforcement, it is the intent of the Parties that the terms and provisions of this Agreement be given their fair and literal meaning. The Parties intend that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be executed the day and year indicated.

EXECUTIVE	JOHN B. SANFILIPPO & SON, INC.

/s/ Christopher Gardier	/s/ Julia Pronitcheva
Name: Christopher Gardier	Name: Julia Pronitcheva
Title: Vice President, Human Resources

Date: July 23, 2022	Date: July 22, 2022

[Signature Page to Retirement Agreement and General Release]